APPENDIX A

Form of Agreement and Plan of Reorganization

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this __ day of _________, 20__, by and between Vanguard Valley Forge Funds (the

“Acquiring Trust”), a Delaware statutory trust with its principal place of business at

100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Balanced Index Fund (the “Acquiring Fund”), and Vanguard Malvern Funds (the “Malvern Trust,” and together with the Acquiring Trust, the “Trusts”), a Delaware statutory trust with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Asset Allocation Fund (the

“Acquired Fund”).

This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of (i) the transfer of substantially all of the assets of the Acquired Fund to the Acquiring Fund, in exchange solely for shares of beneficial interest of the

Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring

Fund of the liabilities of the Acquired Fund; and (iii) the distribution of the Acquiring

Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the

Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, the Malvern Trust is an open-end, management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the

Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Acquiring Trust is an open-end, management investment company registered under the 1940 Act; WHEREAS, the Board of Trustees of the Acquiring Trust has determined that the exchange of substantially all of the assets of the Acquired Fund for Acquiring Fund

Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring

Fund is in the best interests of the Acquiring Fund and that the interests of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction;

WHEREAS, the Board of Trustees of the Malvern Trust has (i) determined that the exchange of substantially all of the assets of the Acquired Fund for Acquiring Fund

Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring

Fund is in the best interests of the Acquired Fund and that the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction, (ii) determined that the Reorganization is advisable and (iii) directed that the Reorganization be submitted for consideration at a special meeting of the Acquired Fund shareholders as of the record date for determining the Acquired Fund shareholders entitled to vote at such meeting (the “Shareholder Meeting

Record Date”);

WHEREAS, the purpose of the Reorganization is to combine the assets of the

Acquiring Fund with those of the Acquired Fund;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING

FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES, THE ASSUMPTION OF THE ACQUIRED FUND’S LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to transfer substantially all of its assets as set forth in paragraph 1.2 to the Acquiring Fund and the Acquiring Fund agrees in exchange therefor (i) to deliver to the Acquired Fund the number of Acquiring Fund Shares of its Admiral Class and Investor Class (the “Acquiring Fund Classes”), including fractional Acquiring Fund Shares (rounded to the third decimal place), determined by dividing the value of the Acquired Fund’s net assets with respect to each class of the Acquired Fund computed in the manner and as of the time and date set forth in paragraph 2.1 by the net asset value of one share of the corresponding Acquiring Fund Class computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume the liabilities of the Acquired Fund, as set forth in paragraph 1.3. For the purposes of this Agreement, the Admiral Class shares of the Acquired Fund correspond to the Admiral Class shares of the Acquiring Fund and the Investor Class shares of the Acquired Fund correspond to the Investor Class shares of the Acquiring Fund. Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all property, including without limitation, all cash, securities, commodities and futures interests, accrued amortization and accretion, receivables (including interest and dividend receivables), claims and rights of action, and rights to register shares under applicable securities laws, which are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired

Fund on the closing date provided in paragraph 3.1 (the “Closing Date”).

1.3. The Acquired Fund will endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves (expected to include expenses incurred in the ordinary course of the Acquired Fund’s operations, such as accounts payable relating to custodian and transfer agency fees, legal and audit fees, and expenses of state securities registration of the Acquired Fund’s shares) of the Acquired Fund.

1.4. Immediately after the transfer of assets provided for in paragraph 1.1, the Acquired Fund will distribute pro rata to the Acquired Fund’s shareholders of record, determined as of immediately after the close of business on the Closing Date (the “Acquired Fund Shareholders”), the Acquiring Fund Shares of the Acquiring Fund

Classes received by the Acquired Fund pursuant to paragraph 1.1 and will completely liquidate. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares of the Acquiring Fund Classes then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the Acquired

Fund shares owned by such shareholders as of immediately after the close of business on the Closing Date (and after the declaration and payment of any dividends). The outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund, although share certificates representing interests in the Acquired

Fund will represent a number of Acquiring Fund Shares after the Closing Date as determined in accordance with paragraph 2.3. The Acquiring Fund will not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund. Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s then-current prospectus and statement of additional information.

     1.6. Any reporting responsibility of the Acquired Fund including (but not limited to) the responsibility for any periods ending on or before the Closing Date for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

1.7. The Acquiring Trust on behalf of the Acquiring Fund shall take all actions expressed herein as being the obligations of the Acquiring Fund. The Malvern Trust on behalf of the Acquired Fund shall take all actions expressed herein as being the obligations of the Acquired Fund.

2. VALUATION

2.1. The value of the Acquired Fund’s assets to be acquired by the Acquiring

Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange (and after the declaration and payment of any dividends) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Acquired Fund’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquired Fund.

2.2. The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of immediately after the close of regular trading on the New

York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the Acquiring Fund’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquiring Fund.

2.3. The number of the Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund’s assets shall be determined by dividing the value of the net assets of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of an Acquiring Fund Share determined in accordance with paragraph 2.2.

2.4. All computations of value with respect to the Acquiring Fund shall be made by The Vanguard Group, Inc. (“VGI”).

3. CLOSING AND CLOSING DATE

3.1. Subject to the terms and conditions set forth herein, the Closing Date shall be February 10, 2012 or such other date as the parties may agree in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m. Eastern time. The Closing shall be held at the offices of the Acquiring Trust, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, or at such other place and time as the parties shall mutually agree.

3.2. In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the officers of either Trust, accurate appraisal of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.3. The Acquired Fund shall direct the Custodian for the Acquired Fund (“Acquired Fund Custodian”) to deliver, at the Closing, a certificate of an authorized officer stating that (a) the assets shall have been delivered in proper form to the

Acquiring Fund within two business days prior to or on the Closing Date, and (b) all necessary taxes in connection with the delivery of the assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be transferred and delivered by the

Malvern Trust on behalf of the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Acquired Fund shall direct the Custodian to deliver portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the1940 Act, or other permitted counterparties or a futures commission merchant (as defined in Rule 17f-6 under the 1940 Act, as of the Closing

Date by book entry in accordance with the customary practices of such depositories and futures commission merchants and the Custodian. The cash to be transferred by the Acquired Fund shall be transferred and delivered by the Acquired Fund as of the

Closing Date for the account of the Acquiring Fund.

3.4. The Acquired Fund shall deliver to the Acquiring Fund at the Closing a list of the names and addresses of each shareholder of the Acquired Fund and the number of outstanding Investor Class and Admiral Class Acquired Fund shares owned by each shareholder, all as of the Closing Date, certified by Malvern Trust’s Secretary or Assistant Secretary. The Acquiring Fund shall cause VGI to deliver at the Closing a certificate as to the opening of accounts in the shareholders’ names on the Acquiring Fund’s share transfer books. The Acquiring Fund shall issue and deliver a confirmation to the Acquired Fund evidencing the Acquiring Fund Shares to be credited to the Acquired Fund on the Closing Date or provide evidence satisfactory to the Acquired Fund that such shares have been credited to the Acquired Fund’s account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

3.5 If the Acquired Fund is unable to make delivery pursuant to paragraph 3.3 hereof to the Acquiring Fund Custodian of any of the assets of the Acquired Fund for the reason that any of such assets have not yet been delivered to it by the Acquired

Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired

Fund shall deliver, with respect to said assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or the

Acquiring Fund Custodian, including brokers’ confirmation slips.

3.6 The Acquired Fund and the Acquiring Fund shall each deliver to the other at the Closing a certificate executed in its name by an authorized officer and in form and substance satisfactory to the recipient and dated the Closing Date to the effect that the representations and warranties it made in this Agreement are true and correct as of the Closing Date except as they may be affected by the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1. The Acquired Fund represents and warrants to the Acquiring Fund that for each taxable year of operation since inception (including the taxable year including the Closing Date) the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has computed its federal income tax in a manner consistent with that election. The Acquired Fund represents and warrants to the Acquiring

Fund that on or before the Closing Date, the Acquired Fund will have distributed to its shareholders an amount intended to equal all of its current and accumulated investment company taxable income and net realized capital gain, including any such income or gain accruing through the Closing Date.

4.2. The Acquired Fund represents and warrants to the Acquiring Fund that the current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the Securities Act of 1933 (the “1933 Act”) and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.3. The Acquired Fund represents and warrants to the Acquiring Fund that (i) the financial statements of the Acquired Fund as of and for the year ended September 30, 2010, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and such statements are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which are available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date and for such period in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet

(including the notes thereto) in accordance with GAAP as of such date not disclosed therein; and (ii) the unaudited financial statements of the Acquired Fund for the six months ended March 31, 2011 have been prepared in accordance with GAAP consistently applied by the Acquired Fund, and such statements (copies of which are available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date and for such period in accordance with

GAAP, and that there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with

GAAP as of such date not disclosed therein.

4.4. The Acquired Fund represents and warrants to the Acquiring Fund that since September 30, 2010, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this paragraph 4.4, a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

4.5 Since March 31, 2011, there has not been (i) any pending or to the knowledge of the Acquired Fund threatened litigation, which has had or may have a material adverse effect on the business, results of operations, assets or financial condition of the Acquired Fund; (ii) any option to purchase or other right to acquire shares of the Acquired Fund issued or granted by or on behalf of the Acquired Fund to any person other than subscriptions to purchase shares at net asset value in accordance with the terms in the current prospectus for the Acquired Fund; (iii) any contract or agreement or amendment or termination of any contract or agreement entered into by or on behalf of the Acquired Fund, except as otherwise contemplated by this Agreement; (iv) any indebtedness incurred, other than in the ordinary course of business, by or on behalf of the Acquired Fund for borrowed money or any commitment to borrow money by or on behalf of the Acquired Fund; (v) any amendment of the Acquired Fund’s organizational documents in a manner materially affecting the Acquired Fund; and (vi) any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business with respect to covered options) upon any asset of the Acquired Fund other than a lien for taxes not yet due and payable.

4.6 The Acquired Fund represents and warrants to the Acquiring Fund that on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.7 The Acquired Fund represents and warrants to the Acquiring Fund that the

Acquired Fund is a statutory trust that has been duly formed and is in good standing under the laws of the State of Delaware. The Acquired Fund is duly authorized to transact business in the State of Delaware and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Acquired Fund. The Acquired Fund has all material federal, state and local authorizations necessary to own all of its properties and assets and to carry on its business as now being conducted, except authorizations which the failure to so obtain would not have a material adverse effect on the Acquired Fund.

4.8 Subject to the requisite approval of this Agreement by the Acquired Fund shareholders as of the Shareholder Meeting Record Date, the Acquired Fund represents and warrants to the Acquiring Fund that: (i) the Agreement has been duly authorized, executed and delivered by the Acquired Fund and constitutes a valid and legally binding obligation of the Acquired Fund; and (ii) the Agreement is enforceable against the Acquired Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.9 The Acquired Fund represents and warrants to the Acquiring Fund that it has called a special meeting of Acquired Fund shareholders as of the Shareholder Meeting Record Date to consider and act upon this Agreement and the transactions contemplated hereby and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein. Such meeting shall be scheduled for no later than January 26, 2012 (or such other date as the parties may agree to in writing).

4.10 The Acquired Fund represents and warrants to the Acquiring Fund that the Registration Statement on Form N-14 of the Acquiring Fund and the Combined Prospectus/ Proxy Statement contained therein relating to the transactions contemplated by the Agreement that is filed with the Commission and becomes effective, as such Registration Statement may be amended or supplemented subsequent to the effective date of the Registration Statement (the “Registration Statement”), as of such effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Acquired

Fund based on information provided in writing by the Acquired Fund for inclusion therein, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to the Acquired Fund based on information provided in writing by the Target Fund for inclusion therein, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any written information furnished by the Acquired Fund for use in the Registration

Statement or any other materials provided by the Acquired Fund in connection with the Reorganization, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Closing Date, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

4.11 The Acquired Fund represents and warrants to the Acquiring Fund that it has no material contracts, agreements or other commitments that will not be terminated without liability to it before the Closing Date, other than liabilities, if any, to be discharged prior to the Closing Date or included in the liabilities as provided in paragraph 1.3 hereof.

4.12 The Acquiring Fund represents and warrants to the Acquired Fund that for each taxable year of the Acquiring Fund’s operation since inception (including the taxable year including the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has computed its federal income taxes in a manner consistent with that election, and intends to so qualify and elect each taxable year following the Reorganization.

4.13 The Acquiring Fund represents and warrants to the Acquired Fund that the current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.14 The Acquiring Fund represents and warrants to the Acquired Fund that (i)the financial statements of the Acquiring Fund as of and for the year ended December 31, 2010, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and such statements are in accordance with GAAP consistently applied, and such statements (copies of which are available to the Acquired Fund) present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date and for such period in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet

(including the notes thereto) in accordance with GAAP as of such date not disclosed therein. and (ii) the unaudited financial statements of the Acquired Fund for the six months ended June 30,, 2011 have been prepared in accordance with GAAP consistently applied by the Acquiring Fund, and such statements (copies of which are available to the Acquired Fund) present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date and for such period in accordance with

GAAP, and that there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with

GAAP as of such date not disclosed therein.

4.15 The Acquiring Fund represents and warrants to the Acquired Fund that since December 31, 2010, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquired Fund. For purposes of this paragraph 4.10, a decline in net asset value per share of the Acquiring Fund’s shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change.

4.16 Since June 30, 2011, there has not been (i) any pending or to the knowledge of the Acquiring Fund threatened litigation, which has had or may have a material adverse effect on the business, results of operations, assets or financial condition of the Acquiring Fund; (ii) any option to purchase or other right to acquire shares of the Acquiring Fund issued or granted by or on behalf of the Acquiring Fund to any person other than subscriptions to purchase shares at net asset value in accordance with the terms in the current prospectus for the Acquiring Fund; (iii) any contract or agreement or amendment or termination of any contract or agreement entered into by or on behalf of the Acquiring Fund, except as otherwise contemplated by this Agreement; (iv) any indebtedness incurred, other than in the ordinary course of business, by or on behalf of the Acquiring Fund for borrowed money or any commitment to borrow money by or on behalf of the Acquiring Fund; (v) any amendment of the Acquiring

Fund’s organizational documents in a manner materially affecting the Acquiring Fund; and (vi) any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business with respect to covered options) upon any asset of the Acquiring Fund other than a lien for taxes not yet due and payable.

4.17 The Acquiring Fund represents and warrants to the Acquired Fund that on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquiring Fund’s knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.18 The Acquiring Fund represents and warrants to the Acquired Fund that the

Acquiring Fund is a business trust that has been duly formed and is validly existing and in good standing under the laws of the State of Delaware. The Acquiring Fund is duly authorized to transact business in the State of Delaware and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Acquiring Fund. The Acquiring Fund has all material federal, state and local authorizations necessary to own all of its properties and assets and to carry on its business as now being conducted, except authorizations which the failure to so obtain would not have a material adverse effect on the Acquiring Fund.

4.19 The Acquiring Fund represents and warrants to the Acquired Fund that the

Agreement has been duly authorized, executed and delivered by the Acquiring Fund and constitutes a valid and legally binding obligation of the Acquiring Trust on behalf of the Acquiring Fund; and the Agreement is enforceable against the Acquiring Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.20 The Acquiring Fund represents and warrants to the Acquired Fund that the Acquiring Fund Shares to be issued and delivered to the Acquired Fund for the account of the Acquired Fund Shareholders pursuant to the terms of this Agreement will, at the

Closing Date, have been duly authorized. When so issued and delivered, the Acquiring Fund Shares will be duly and validly issued and will be fully paid and nonassessable (except as disclosed in the Acquiring Fund’s prospectus).

4.21 The Acquiring Fund represents and warrants to the Acquired Fund that the Registration Statement as of its effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the

Acquiring Fund, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to the Acquiring Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representations and warranties in this paragraph 4.21 apply to statements or omissions made in reliance upon and in conformity with written information concerning the Acquired Fund furnished to the Acquiring Fund by the Acquired Fund. Any written information furnished by the Acquiring Fund for use in the Registration Statement or any other materials provided by the Acquiring Fund in connection with the Reorganization, as of the effective date of the Registration

Statement and at all times subsequent thereto up to and including the Closing Date, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

5 COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1 The Acquiring Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distributions that may be advisable.

5.2 The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.3 The Acquired Fund will distribute to the shareholders of the Acquired Fund on or before the Closing Date an amount intended to equal all of its current or accumulated investment company taxable income and realized net capital gain, including any such income or gain accruing through the Closing Date.

5.4 As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring

Fund Shares received at the Closing.

5.5 Subject to the provisions of this Agreement, the Acquiring Fund and the

Acquired Fund will take or cause to be taken all action and do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date. In particular, the Acquired Fund covenants that it will, as and when reasonably requested by the Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm the Acquiring Fund’s title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.6 The Acquiring Fund will prepare and file with the Commission the Registration Statement relating to the Acquiring Fund Shares to be issued to shareholders of the Acquired Fund. The Registration Statement shall include a combined prospectus/proxy statement relating to the transactions contemplated by this Agreement. At the time the Registration Statement becomes effective, at the time of the meeting of the shareholders of the Acquired Fund contemplated by paragraph __ of this Agreement and at the Closing Date, the Registration Statement shall be in compliance in all material respects with the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, as applicable. Each party will provide the materials and information necessary to prepare the Registration Statement, for inclusion therein, in connection with such meeting of the shareholders of the Acquired Fund to consider the approval of this Agreement and the transactions contemplated herein, including in the case of the Acquired Fund any special interim financial information necessary for inclusion therein. If at any time prior to the Closing

Date a party becomes aware of any untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, and filing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.

5.7 The Acquired Fund agrees to mail to its shareholders of record entitled to vote at the special meeting of shareholders at which action is to be considered regarding this Agreement, in sufficient time to comply with requirements as to notice thereof, the combined prospectus/proxy statement contained in the Registration Statement, which complies in all respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act and the rules and regulations, respectively, thereunder.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

AND THE ACQUIRED FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

     6.1 The Board of Trustees of the Acquired Fund shall have determined in good faith that (a) participating in the transaction is in the best interests of the Acquired Fund, and (b) the interests of existing shareholders of the Acquired Fund will not be diluted as a result of its effecting the transaction.

6.2 The Board of Trustees of the Acquiring Fund shall have determined in good faith that (a) participating in the transaction is in the best interests of the Acquiring Fund, and (b) the interests of existing shareholders of the Acquiring Fund will not be diluted as a result of its effecting the transaction.

6.3 (a) The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the

Acquired Fund in accordance with the provisions of the Acquired Fund’s Declaration of Trust, Bylaws and Delaware law, as applicable, and (b) certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the

Acquired Fund may waive the condition set forth in this paragraph 6.3(a).

6.4 On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Acquiring Fund or the Acquired Fund from completing the transactions contemplated herein.

6.5 All consents of other parties and all other consents, orders and permits of

Federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

6.6 The Acquiring Fund’s registration statement relating to the shares to be issued in connection with the transactions contemplated by this Agreement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

6.7 The parties shall have received the opinion of counsel addressed to the

Acquiring Fund and the Acquired Fund substantially to the effect that, based upon certain facts, assumptions, and representations:

6.7.1 The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring

Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

6.7.2 Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund

Shares and the assumption of all liabilities of Acquired Fund except that Acquired

Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.7.3 Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the

Reorganization.

6.7.4 Acquiring Fund will recognize no gain or loss upon receiving the assets of Acquired Fund in exchange solely for Acquiring Fund Shares.

6.7.5 The adjusted basis to Acquiring Fund of the assets of Acquired Fund received by Acquiring Fund in the reorganization will be the same as the adjusted basis of those assets in the hands of Acquired Fund immediately before the exchange.

6.7.6 Acquiring Fund’s holding periods with respect to the assets of

Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those assets were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6.7.7 The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

6.7.8 The basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

6.7.9 An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of the Reorganization.

6.7.10 Pursuant to Section 381 of the Code and Section 1.381(a)-1 of the United States Treasury regulations, the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the United States Treasury regulations promulgated thereunder.

     6.8 All representations and warranties of the Acquiring Fund and the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

     6.9 The Acquiring Fund and the Acquired Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund and the Acquired Fund on or before the Closing Date.

7. BROKERAGE FEES AND EXPENSES

7.1 The Acquiring Fund and the Acquired Fund each represent and warrant to the other that it has no obligations to pay any brokers or finders fees in connection with the transactions provided for herein.

7.2 Each party to this Agreement shall bear its own expenses in connection with carrying out the terms of this Agreement.

8. TERMINATION

This Agreement may be terminated by the mutual agreement of the Acquiring Fund and the Acquired Fund. In addition, this Agreement may be terminated as follows at or prior to the Closing Date:

     (a) the Acquired Fund may terminate this Agreement by resolution of the Board of Trustees of the Acquired Fund if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquired Fund or the shareholders of the Acquired Fund.

     (b) the Acquiring Fund may terminate this Agreement by resolution of the Board of Trustees of the Acquiring Fund if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquiring Fund or the shareholders of the Acquiring Fund.

9. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquired Fund and the Acquiring Fund; provided, however, that following the meeting of the Acquired

Fund Shareholders called by the Acquired Fund pursuant to paragraph 4.__ of this

Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of such Acquired Fund Shareholders without their further approval.

10. ENTIRE AGREEMENT; TERMINATION OF WARRANTIES

10.1 The Acquired Fund and the Acquiring Fund agree that neither party has made any representation, warranty, or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2 The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder Notwithstanding the foregoing sentence, the covenants to be performed after the Closing shall survive the Closing.

11. HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY; COUNTERPARTS

     11.1 The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.3 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.4 All persons dealing with the Acquiring Trust on behalf of the Acquiring Fund must look solely to the property of the Acquiring Fund for the enforcement of any claims as none of its trustees, officers, agents, or shareholders assume any personal liability for obligations entered into on behalf of the Acquiring Fund. No series of the Acquiring Trust shall be liable for any claims against any other series of the Acquiring

Trust. The Malvern Trust on behalf of the Acquired Fund specifically acknowledges and agrees that any liability of the Acquiring Trust under this Agreement with respect to the Acquiring Fund, or in connection with the transactions contemplated herein with respect to the Acquiring Fund, shall be discharged only out of the assets of the Acquiring Fund and that no other series of the Acquiring Trust shall be liable with respect thereto.

11.5 All persons dealing with the Malvern Trust on behalf of the Acquired Fund must look solely to the property of the Acquired Fund for the enforcement of any claims as none of the trustees, officers, agents, or shareholders assume any personal liability for obligations entered into on behalf of the Acquired Fund. No series of the

Malvern Trust shall be liable for any claims against any other series of the Malvern

Trust. The Acquiring Trust on behalf of the Acquiring Fund specifically acknowledges and agrees that any liability of the Malvern Trust under this Agreement with respect to the Acquired Fund, or in connection with the transactions contemplated herein with respect to the Acquired Fund, shall be discharged only out of the assets of the

Acquired Fund and that no other series of the Malvern Trust shall be liable with respect thereto.

     11.6 This Agreement may be executed in one or more counterparts, all of which counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer and its seal to be affixed thereto and attested by its Secretary or Assistant Secretary.

ATTEST	VANGUARD VALLEY FORGE FUNDS
ACTING ON BEHALF OF ITS SERIES
VANGUARD BALANCED INDEX FUND

Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President and Chief Executive Officer

ATTEST	VANGUARD MALVERN FUNDS
ACTING ON BEHALF OF ITS SERIES
VANGUARD ASSET ALLOCATION
FUND

Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President and Chief Executive Officer